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                                 EXHIBIT 13(b)

                 [LETTERHEAD OF THE NEW ENGLAND APPEARS HERE]




                                            April 29, 1993



New England Zenith Fund
399 Boylston Street
Boston, Massachusetts 02117

Dear Sirs and Madam:

     With respect to our purchase from you of 30,000 shares of beneficial interest, no par value, of your Avanti Growth Fund, we hereby advise you that we are purchasing such shares with no present intention to dispose of them either through redemption or resale to others.



                                             Very truly yours,


                                             /s/ H. James Wilson

                                             H. James Wilson
                                             Vice President and
                                             General Counsel